Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this exhibit to “we,” “us,” “our” and the “Company” refer to Obsidian Therapeutics Sub, Inc. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our unaudited condensed consolidated financial statements as of June 30, 2026, and for the six months ended June 30, 2026 and 2025, and the related notes and other financial information included elsewhere in this Current Report on Form 8-K. This discussion and analysis and other parts of this Current Report on Form 8-K contain forward-looking statements based upon our current plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, strategies, objectives, expectations, intentions and beliefs. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors.

Overview

We are a clinical-stage biopharmaceutical company harnessing novel protein-regulation technology to develop engineered tumor infiltrating lymphocytes ("TIL"), cell therapies for the treatment of patients with solid tumors. Our proprietary cytoDRiVE™ platform is highly versatile and allows us to leverage drug responsive domains to control protein function, with our initial focus on TIL cell therapies developed from this platform ("cytoTILs™"). Our lead product candidate, OBX-115, is a novel, genetically engineered, autologous TIL cell therapy currently in a Phase 2 clinical trial for the treatment of advanced melanoma and a Phase 1 clinical trial for the treatment of non-small cell lung cancer ("NSCLC"). Our proprietary cytoDRiVE platform has enabled OBX-115 to have the potential to drive superior tumor-killing activity with a significantly more tolerable safety profile. In contrast to other TIL approaches, OBX-115 is designed with regulatable membrane-bound IL15 ("mbIL15"), which drives TIL persistence, eliminates the need to dose toxic interleukin-2 and enables outpatient administration of low-dose lymphodepletion. Furthermore, OBX-115 can be manufactured using tumor tissue procurement from an outpatient, minimally invasive core needle biopsy. Across a cohort of fifteen patients with treatment-resistant or refractory melanoma in our Phase 1/2 clinical trial, OBX-115 administration at the recommended Phase 2 dose demonstrated a 67% confirmed objective response rate ("ORR"), and significant tumor burden reduction, including two confirmed complete responses. This response rate, to our knowledge, is the highest current ORR shown in this setting across modalities. We believe that, if approved, the more favorable product profile will support rapid market adoption of OBX-115 relative to currently available TIL cell therapies. OBX-115 has been granted Fast Track and Regenerative Medicine Advanced Therapy designations from the U.S. Food and Drug Administration (the "FDA"), for the treatment of patients with unresectable or metastatic melanoma that is resistant to immune checkpoint inhibitor ("ICI"), therapy. In our Phase 1 clinical trial in NSCLC, early clinical results show robust tumor shrinkage and include multiple confirmed partial responses ("PRs"). We expect to announce additional data in the first half of 2027. We believe our product candidates are distinct from current cell therapies and have the potential to significantly impact the treatment of solid tumors and clinical outcomes of patients with cancer.

To date, we have not generated any revenue from product sales. Our historical revenue has been derived solely from certain collaboration and license agreements, all of which have since expired or concluded. As a result, we currently do not have any active revenue‑generating arrangements, and we do not expect revenue in the near term unless and until we enter into new collaboration agreements or successfully commercialize one of our product candidates.

Since inception, we have incurred significant operating losses and negative cash flows from operations, reflecting our primary focus on advancing our research and development programs, building our platform, and supporting early‑stage clinical and preclinical activities. We expect operating losses and negative cash flows to continue for the foreseeable future as we further develop our product candidates, expand our organization, and incur additional costs associated with becoming and operating as a public company. Our net losses were $25.9 million and $26.9 million for three months ended June 30, 2026 and 2025, respectively, and $45.5 million and $51.9 million for the six months ended June 30, 2026 and 2025, respectively.. As of June 30, 2026, we had an accumulated deficit of $341.4 million.

We expect our expenses and operating losses will increase substantially as we:

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conduct our ongoing preclinical studies and ongoing and planned clinical trials of OBX-115;
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utilize third parties to manufacture OBX-115 and any future product candidates and related raw materials or, should we decide to do so, build and maintain a commercial-scale current Good Manufacturing Practices ("cGMP"), manufacturing facility;
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continue our early research and development activities;
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seek to identify additional research programs and program candidates to expand our pipeline;

Exhibit 99.2

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hire additional research and development, clinical, commercial, and operational personnel;
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maintain, expand, enforce, defend and protect our intellectual property portfolio and provide reimbursement of third-party expenses related to our patent portfolio;
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seek regulatory approvals for OBX-115 and any of our future product candidates for which we successfully complete clinical trials;
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ultimately establish a sales, marketing and distribution infrastructure to commercialize any therapies for which we may obtain marketing approval; and
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incur additional costs associated with being a public company, including audit, legal, regulatory, and tax-related services associated with maintaining compliance with an exchange listing and Securities and Exchange Commission ("SEC"), requirements, director and officer insurance premiums and investor relations costs.

In addition, we have clinical development, regulatory, and commercial milestone payment obligations under our licensing arrangement with the University of Texas M.D. Anderson Cancer Center ("M.D. Anderson"), as described below. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our preclinical studies and our ongoing and planned clinical trials and our expenditures on other research and development activities.

We do not expect to generate any revenue from product sales unless and until we successfully complete development and obtain regulatory approval for one or more of OBX-115 or any future product candidates, which will not be for at least the next several years, if ever. If we obtain regulatory approval for any of OBX-115 or future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Accordingly, until such time as we can generate significant revenue from sales of OBX-115 or any future product candidates, if ever, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements.

On April 14, 2026, the Company entered into a definitive reverse merger agreement with Galera Therapeutics, Inc. (“Galera”), pursuant to which both companies were to become wholly owned subsidiaries of a newly formed holding company. In connection with the merger, the Company and Galera secured commitments for a private investment in public equity financing with expected gross proceeds of approximately $350.0 million (the "Concurrent PIPE Financing").

On July 31, 2026, immediately prior to the completion of the merger transaction and before the issuance of these condensed consolidated financial statements, the Concurrent PIPE Financing closed, generating gross proceeds of approximately $350.0 million. The proceeds from the Concurrent PIPE Financing significantly enhanced the Company's liquidity position and are expected to fund the combined company's planned operations for at least the next twelve months from the issuance date of these condensed consolidated financial statements. Because the Concurrent PIPE Financing was completed prior to the issuance of these condensed consolidated financial statements, management considered the financing in its evaluation of the Company's ability to continue as a going concern.

Based on the completion of the Concurrent PIPE Financing, management concluded that the conditions and events that previously raised substantial doubt about the Company's ability to continue as a going concern were alleviated as of the issuance date of these condensed consolidated financial statements. See “—Liquidity and Capital Resources.”

As of June 30, 2026, we had cash and cash equivalents and marketable securities of $34.4 million. Based upon our current operating plans, we believe that the net proceeds from the Concurrent PIPE Financing, together with our existing cash and cash equivalents and short-term investments in marketable securities, will be sufficient to fund our operations into the second half of 2028.

Components of Results of Operations

Revenue

To date, we have not recognized any revenues from product sales. We do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for OBX-115 or any future product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses

Exhibit 99.2

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation charges for those individuals in research and development functions, other internal and external costs associated with our research and development activities, our discovery and research efforts, and the preclinical and clinical development of OBX-115 and any future product candidates. Our research and development expenses include:

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personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation for employees engaged in research and development functions;
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costs related to compliance with regulatory requirements;
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external expenses, including expenses incurred under arrangements with third parties, such as sponsored research agreements, contract research organizations, contract development and manufacturing organizations, consultants and our scientific advisors;
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the cost of developing and validating our manufacturing process for use in our preclinical studies and ongoing and future clinical trials;
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the cost to obtain licenses to intellectual property and related future payments should certain development and regulatory milestones be achieved;
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costs for laboratory supplies, research materials and reagents; and
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facility costs, depreciation, and other expenses, which include direct and allocated expenses.

We expense all research and development costs in the periods in which they are incurred. Advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as expenses as the goods are delivered or the related services are performed, or until it is no longer expected that such goods will be delivered, or such services will be rendered. Most of our research and development expenses have been related to identifying and developing our product candidates. We have not reported program costs because we have not historically tracked or recorded our research and development expenses on a program-by-program basis. In the future, external research and development costs for any individual product candidate will be tracked commencing upon product candidate nomination. We do not allocate employee costs, costs associated with our discovery efforts, laboratory supplies, and facilities expenses, including depreciation or other indirect costs, to specific product development programs because these costs are deployed across multiple programs and our technology platform and, as such, are not separately classified.

We plan to substantially increase our research and development expenses for the foreseeable future as we continue to conduct our ongoing research and development activities, advance our preclinical research programs toward clinical development, and conduct our current and planned clinical trials.

The timelines and costs with research and development activities are uncertain and can vary significantly for OBX-115 and any future product candidate and development program due to the inherently unpredictable nature of preclinical and clinical development. We anticipate we will make determinations as to which programs to pursue and how much funding to direct to each program on an ongoing basis in response to preclinical and clinical results, regulatory developments, and ongoing assessments as to each program’s commercial potential.

Our future development costs may vary significantly based on various factors such as timely and successful completion of preclinical studies and ongoing and future clinical trials, positive results from our current and future clinical trials, receipt of marketing approvals from applicable regulatory authorities, establishment and maintenance of arrangements with third parties, intellectual property updates, the amount and timing of any milestone payment due under any existing or future license or collaboration agreement or asset acquisition, and continued acceptable safety, tolerability and efficacy profile of OBX-115 and any future product candidates that we may develop following approval.

Exhibit 99.2

A change in the outcome of any of these variables with respect to the development of OBX-115 or any future product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA, the European Medicines Agency (the "EMA"), or another regulatory authority were to require us to conduct clinical trials beyond those that we anticipate would be required for the completion of clinical development of a product candidate, or if we experience significant delays in our clinical trials due to slower than expected patient enrollment or other reasons, we would be required to expend significant additional financial resources and time on the completion of clinical development.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation charges for those individuals in executive, legal, finance, human resources, facility operations, and other administrative functions. Other significant costs include legal fees relating to intellectual property and corporate matters, professional fees for auditing, accounting, tax and consulting services, office and information technology costs, insurance costs, and facilities, depreciation and other general and administrative expenses, which include direct or allocated expenses for rent and maintenance of facilities and utilities.

We anticipate that our general and administrative expenses will increase in the foreseeable future to support our increased research and development activities. These increases will likely include increased costs related to the hiring of additional personnel and fees paid to outside consultants, among other expenses. We also anticipate increased expenses related to audit, accounting, legal, regulatory, and tax-related services associated with maintaining compliance with the Nasdaq Stock Exchange ("Nasdaq"), and SEC requirements, director and officer insurance premiums, and investor relations costs associated with operating as a public company.

Other Income, net

Other income, net consists primarily of interest income earned on our cash, cash equivalents and marketable securities.

Income Tax Benefit (Expense)

We have historically not incurred significant income taxes. We continue to maintain a full valuation allowance against all of our deferred tax assets based on management’s evaluation of all available evidence, including our history of incurring significant losses from operations. As a result, we do not expect to incur material income taxes for the foreseeable future.

Results of Operations

Comparison of the three months ended June 30, 2026 and 2025

The following table summarizes our results of operations for the three months ended June 30, 2026 and 2025 (in thousands):

	Three Months Ended June 30,		Change
	2026	2025	$
Operating expenses:
Research and development	$21,549	$22,952	$(1,403)
General and administrative	4,591	5,307	(716)
Total operating expenses	26,140	28,259	(2,119)
Other income, net	276	1,363	(1,087)
Income tax benefit (expense)	—	—	—
Net loss	$(25,864)	(26,896)	$1,032

Research and Development Expenses

The following table summarizes our research and development costs for each of the periods presented (in thousands):

	Three Months Ended June 30,		Change
	2026	2025	$
Clinical and manufacturing activities	$12,637	$12,428	$209
Compensation and related expenses (including stock-based compensation)	6,174	8,235	(2,061)
Drug discovery and platform	51	417	(366)
Occupancy and all other costs	2,687	1,872	815
Total research and development expenses	$21,549	$22,952	$(1,403)

Exhibit 99.2

Research and development expenses were $21.5 million for the three months ended June 30, 2026, compared to $23.0 million for the three months ended June 30, 2025. The decrease of $1.4 million was primarily due to lower personnel-related expenses decreased due to related to organizational actions taken to streamline operations and align the Company’s cost structure with current business needs.

General and Administrative Expenses

General and administrative expenses were $4.6 million for the three months ended June 30, 2026, compared to $5.3 million for the three months ended June 30, 2025. The decrease of $0.7 million was primarily due to a decrease in compensation and related activities. These decreases were primarily related to organizational actions taken to streamline operations and align the Company’s cost structure with current business needs.

Other Income, net

Other income, net was $0.3 million for the three months ended June 30, 2026, compared to $1.4 million for the three months ended June 30, 2025. The decrease of $1.1 million was due to decreased interest income based on a lower marketable securities balance in 2026 compared to 2025.

Comparison of the six months ended June 30, 2026 and 2025

The following table summarizes our results of operations for the six months ended June 30, 2026 and 2025 (in thousands):

	Six Months Ended June 30,		Change
	2026	2025	$
Operating expenses:
Research and development	$37,281	$44,078	$(6,797)
General and administrative	9,139	10,784	(1,645)
Total operating expenses	46,420	54,862	(8,442)
Other income, net	923	2,980	(2,057)
Income tax benefit (expense)	—	—	—
Net loss	$(45,497)	(51,882)	$6,385

Research and Development Expenses

The following table summarizes our research and development costs for each of the periods presented (in thousands):

	Six Months Ended June 30,		Change
	2026	2025	$
Clinical and manufacturing activities	$20,448	$24,447	$(3,999)
Compensation and related expenses (including stock-based compensation)	12,102	15,149	(3,047)
Drug discovery and platform	249	567	(318)
Occupancy and all other costs	4,482	3,915	567
Total research and development expenses	$37,281	$44,078	$(6,797)

Research and development expenses were $37.3 million for the six months ended June 30, 2026, compared to $44.1 million for the six months ended June 30, 2025. The decrease of $6.8 million was primarily due to changes in the timing and level of activities supporting our research and development programs. These decreases were partially offset by higher clinical trial expenses associated with the advancement of the Company's clinical studies, including increased patient enrollment, site activities, and other trial-related costs.

General and Administrative Expenses

General and administrative expenses were $9.1 million for the six months ended June 30, 2026, compared to $10.8 million for the six months ended June 30, 2025. The decrease of $1.6 million was primarily due to a decrease in compensation and related activities primarily related to organizational actions taken to streamline operations and align the Company’s cost structure with current business needs.

Other Income, net

Exhibit 99.2

Other income, net was $0.9 million for the six months ended June 30, 2026, compared to $3.0 million for the six months ended June 30, 2025. The decrease of $2.1 million was due to decreased interest income based on a lower marketable securities balance in 2026 compared to 2025.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from operations. Our historical revenue has been derived solely from certain collaboration and license agreements, all of which have since expired or concluded. We expect to incur significant expenses and operating losses for the foreseeable future as we advance the clinical development of our pipeline.

Through June 30, 2026, we had received aggregate gross proceeds of $336.5 million from the issuance of convertible preferred stock, Simple Agreements for Future Equity, and convertible notes in private placements, and $122.5 million in upfront and milestone payments under prior collaboration agreements.

In July 2026, in connection with the completion of the merger, we completed the Concurrent PIPE Financing and received gross proceeds of approximately $350 million. The proceeds from the financing, together with our existing cash, cash equivalents and marketable securities, constitute our primary sources of liquidity.

Future Funding Requirements

As of June 30, 2026, we had cash equivalents and short-term investments in marketable securities of $34.4 million. Based upon our current operating plans, and the proceeds received from the Concurrent PIPE Financing completed in connection with the merger, together with our existing cash equivalents and marketable securities, we believe we have sufficient capital to fund our operations into the second half of 2028. Our forecast regarding the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. Additionally, the process of conducting preclinical studies and testing product candidates in clinical trials is costly, and the timing of progress and expenses in these studies and trials is uncertain. We may need to raise substantial additional capital in the future.

Our future capital requirements will depend on many factors, including but not limited to:

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the type, number, scope, progress, expansions, results, costs, and timing of, discovery, preclinical studies and clinical trials of OBX-115 and any future product candidates;
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the costs and timing of manufacturing for OBX-115 and any future product candidates and commercial manufacturing;
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the costs, timing, and outcome of regulatory review of OBX-115 and any future product candidates;
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the terms and timing of establishing and maintaining licenses and other similar arrangements;
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our ability to establish and maintain additional collaborations, partnerships or licenses on favorable terms, if at all;
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the achievement of milestones or occurrence of other developments that trigger payments under any future collaboration agreements, if any;
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the extent to which we are obligated to reimburse, or entitled to reimbursement of, research and development, clinical or other costs under future collaboration agreements, if any;
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the legal costs of obtaining, maintaining, and enforcing our patents and other intellectual property rights;
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our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company;
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the costs associated with hiring additional personnel and consultants as our preclinical and potential future clinical activities increase;
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the costs and timing of establishing or securing sales and marketing capabilities if OBX-115 and any future product candidate is approved;

Exhibit 99.2

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our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products; and
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costs associated with any products or technologies that we may in-license or acquire.

Until such time, if ever, as we can generate substantial product revenue to support our cost structure, we expect to finance our cash needs through equity offerings, debt financings, or other capital sources, potentially including collaborations, licenses, and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs, OBX-115 or any future product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. Our failure to raise capital or enter into such other arrangements when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market OBX-115 and any future product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Cash Flows

The following table sets forth a summary of the net cash flow activity for the six months ended June 30, 2026 and 2025(in thousands):

	Six Months Ended June 30,
	2026	2025
Net cash used in operating activities	$(47,284)	$(45,864)
Net cash provided by investing activities	24,019	30,751
Net cash provided by financing activities	843	18
Net decrease in cash and cash equivalents and restricted cash	$(22,422)	$(15,095)

Operating Activities

For the six months ended June 30, 2026, net cash used in operating activities of $47.3 million was comprised of the net loss of $45.5 million and $3.2 million of non-cash items and a $5.0 million change in operating assets and liabilities.

For the six months ended June 30, 2025, net cash used in operating activities of $45.9 million was comprised of the net loss of $51.9 million, $3.9 million of non-cash items and $2.1 million change in operating assets and liabilities.

Investing Activities

For the six months ended June 30, 2026, net cash provided by investing activities of $24.0 million was primarily comprised of the maturities of marketable securities.

For the six months ended June 30, 2025, net cash provided by investing activities of $30.8 million was primarily comprised of $67.0 million of maturities of marketable securities, partially offset by $36.2 million of marketable securities purchases.

Financing Activities

For the six months ended June 30, 2026 and 2025, the cash provided by financing activities did not have a meaningful impact on our operations.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with third parties for preclinical research studies, upcoming clinical trials and testing and manufacturing services. These contracts typically do not contain minimum purchase commitments and are generally cancelable by us upon written notice. Payments due upon cancellation consist of payments for services provided or expenses incurred, including noncancelable obligations of the service providers, up to the date of cancellation and in the case of certain arrangements may include noncancelable fees.

Exhibit 99.2

There were no changes to the Company’s leases and license and collaboration agreements during the six months ended June 30, 2026.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with US generally accepted accounting principles (“GAAP”). The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The effects of material revisions in estimates, if any, will be reflected in the consolidated financial statements prospectively from the date of change in estimates. Our critical accounting policies are those policies that require the most significant judgments and estimates in the preparation of the condensed consolidated financial statements. Management has determined that our most critical accounting policies are those relating to research and development expenses and accruals and stock based compensation.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2, “Summary of Significant Accounting Policies” to our condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates, exchange rates or inflation. We do not hold financial instruments for trading purposes.

Interest rate risk

As of June 30, 2026, we had $34.4 million, in cash, cash equivalents and marketable securities, which consisted of cash, money market funds, and U.S. treasury bills. Our cash and cash equivalents are maintained in accounts with multiple financial institutions in the United States. We may maintain cash and cash equivalent balances in excess of Federal Deposit Insurance Corporation (FDIC) limits. We do not believe that we are subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, we believe an immediate 10% change in interest rates would not have a material effect on the fair market value of our investment portfolio. We have the ability to hold our investments until maturity, and therefore, we would not expect our operating results or cashflows to be affected to any significant degree by the effect of a change in market interest rates on our investment portfolio.